Exhibit 5

                                                 January 4, 1996


The Board of Directors
Crestar Financial Corporation
919 East Main Street
Richmond, Virginia  23219

                          Crestar Financial Corporation
                       Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Crestar Financial Corporation, a Virginia corporation (the "Company"), in connection with the filing of a registration statement under the Securities Act of 1933, as amended, with respect to 25,000 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), to be offered pursuant to the Company's Loyola Profit Plus Plan (the "Plan").

         In rendering this opinion, we have relied upon, among other things, our examination of the Plan and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such registration statement, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;
and

         2. The Shares have been duly  authorized and, when issued in accordance
with  the  terms  of  the  Plan,  will  be  legally   issued,   fully  paid  and
non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                Very truly yours,

                              /s/ HUNTON & WILLIAMS

                                Hunton & Williams